Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into effective as of June 1, 2022, by and between Karin L. Bell, an Illinois resident (“Employee”), Camping World Holdings, Inc., a Delaware corporation (“Camping World”) and CWGS Enterprises, LLC, a Delaware limited liability company (the “Partnership” and, together with Camping World and any of the Affiliates of Camping World and the Partnership as may employ Employee from time to time, and any successor(s) thereto, the “Company”).

RECITALS

WHEREAS, the Company and Employee entered into that certain Employment Agreement dated July 1, 2020 (the “Agreement”) pursuant to which the Company employs Employee; and

WHEREAS, the Company and Employee desire to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, in for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Capitalized Terms.  Capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Agreement.

2.Amendment to the Agreement.  Effective as of June 1, 2022, Section IV(A) and (B) of the Agreement is hereby deleted and replaced as follows:

IV.	COMPENSATION.

A.Base Salary.  During the Term, the Company shall pay to Employee a base annual salary of Four Hundred Thousand and No/100 Dollars ($400,000.00) (“Base Salary”), which salary shall be paid in accordance with the Company's normal payroll procedures and policies.

B. Annual Bonus.  During the Term, for each fiscal year, Employee shall have the opportunity to earn an annual bonus (“Annual Bonus”) based on performance against specified performance objectives (including, without limitation, budgetary or EBITDA-based performance criteria) established by the Board of Directors prior to or as soon as practicable following each fiscal year.  For each fiscal year during the Term, Employee’s target annual bonus for such year shall be 200% of Base Salary.

3.Equity Based Compensation.  During the Term, Employee  will be eligible to receive equity awards under the CWH 2016 Incentive Award Plan (the “Plan”) from time to time as may beapproved by the Compensation Committee of the Board of Directors in its discretion, subject to the terms of the Plan and an applicable award agreement.

4.Limited Effect. Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

5.Prior Agreements. This Amendment is hereby incorporated into and forms a part of the Agreement, and contains the entire agreement of the parties relating to the subject matter hereof and supercedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations, or warranties relating to the subject matter of this Amendment which are not set forth herein.  If there is any conflict between the terms and conditions of this Amendment and the Agreement, the provisions of this Amendment shall control.

6.Counterparts. This Amendment may be executed in separate counterparts, each of which will be deemed an original, all of which together will constitute one in the same instrument.

7.Governing Law.  This Agreement shall be governed by the law of the State of Illinois.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

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CAMPING WORLD HOLDINGS, INC.

	By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

CWGS ENTERPRISES, LLC

	By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

/s/ Karin L. Bell
Karin L. Bell
Address: